Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No 1. to Registration Statement No. 333-212236 of our report dated March 1, 2016 (July 26, 2016, as to the effects of the reverse stock split described in Notes 3 and 17) relating to the consolidated financial statements of Medpace Holdings, Inc. and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 26, 2016